Sub-item 77D(g)

LEGG MASON GLOBAL ASSET
MANAGEMENT TRUST
SUPPLEMENT DATED MAY 12, 2014
TO THE SUMMARY PROSPECTUS
AND PROSPECTUS OF
LEGG MASON BATTERYMARCH
INTERNATIONAL EQUITY TRUST,
EACH DATED MAY 1, 2014

The following revises the funds
disclosure to incorporate new aspects of the subadvisers investment process.

Effective June 16, 2014, the first four
paragraphs of the section of the
Summary Prospectus and Prospectus
titled Principal investment strategies
are replaced with the following text:

Batterymarch Financial Management, Inc., the funds subadviser, currently intends to invest substantially all of the funds assets in non-
U.S. equity securities.

The subadviser uses a quantitative process and seeks to add value through stock selection and region, country and sector allocation. Region, country and sector allocations are based on rankings generated by the subadvisers proprietary models. The subadviser periodically reviews these allocations and may adjust them based on current or anticipated market conditions or in an effort to manage risk consistent with the funds investment objective.

The fund may invest up to 35% of its total assets in securities of emerging market issuers.